EXHIBIT 10.1

September 8, 2013
Dear Mr. Loranger:
Xylem Inc. (the "Company") is pleased to confirm the terms of your employment as set forth below, effective as of September 9, 2013.
1.Position. You will serve in the position of Chief Executive Officer and President of the Company. As you know, the Board of Directors of the Company (the "Board") is commencing a search for a Chief Executive Officer and President to succeed you. You will report directly to the Board and the Company's executive officers will report to you. This is a full-time position. You will be based at the Company's headquarters located in Westchester County, New York, except for travel reasonably required in connection with the performance of your duties as Chief Executive Officer and President.
2.    Cash Compensation. During the period that you are employed as Chief Executive Officer and President, your base salary will be paid at the rate of $1,000,000 per annum, payable in accordance with the Company's standard payroll schedule. In addition, you will be eligible for a quarterly bonus of up to $250,000, based upon attainment of specific performance objectives to be established by the Board, in consultation with you, as soon as reasonably practicable after the date hereof and prior to the commencement of each calendar quarter thereafter. Earned amounts of the quarterly bonus will be paid within 45 days following the close of the applicable calendar quarter. You will be eligible for such a quarterly bonus for any full or partial quarter (pro-rated for any partial quarter to the extent the Board deems appropriate) during your employment and service as Chief Executive Officer and President based upon the level of attainment of the applicable performance objectives, as determined by the Board in its sole discretion.
3.    Employee Benefits. During your employment, you will be eligible to participate in all of the Company-sponsored benefits under the Company's standard employee benefits programs under which you may be eligible, as they may be in effect from time to time. You are aware that the Company does not maintain any defined benefit pension plan and you agree that you will not be entitled to (i) payments or benefits under any Company severance plan upon any termination of your employment and (ii) equity or equity-based awards in respect of your employment as Chief Executive Officer and President.
4.    Other Benefits. During your employment, the Company will reimburse you for the temporary lease of an apartment in Westchester County, New York for your use, up to a maximum cost of $5,000 per month. In addition, upon the expiration of the Company's existing contract with NetJets, the Company will reimburse you for reasonable expenses incurred by you in respect of Company-related business trips taken by you in your personal aircraft based on guidelines to be determined by the Board.

5.    Treatment of Director Equity. You acknowledge and agree that during the term of your employment with the Company you will not be eligible to receive any cash or equity compensation in respect of your service on the Board; provided, however, that any restricted stock units previously granted to you will continue to vest and any corresponding dividend equivalent rights will continue to accrue during your employment.
6.    Employment Relationship. Your employment with the Company is "at will." Either you or the Board may terminate your employment and service as Chief Executive Officer and President for any reason upon ten (10) days' prior written notice to the other party. Prior to the commencement of each calendar quarter, the Board shall consider and discuss with you its expectations with respect to your continued service as Chief Executive Officer and President for the upcoming calendar quarter.
7.    Tax Matters. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. It is intended that the compensation described in this letter agreement or otherwise provided to you in respect of your service to the Company will comply with, or be exempt from, Section 409A of the Internal Revenue Code and any regulations issued thereunder (collectively "Code Section 409A"). To the extent required by Code Section 409A, if you are a "specified employee" at the time of your "separation from service" (as each term is defined under Code Section 409A) with the Company and all affiliates, any nonqualified deferred compensation that is payable to you on account of that separation from service will be delayed and paid promptly (without interest) after the earlier of the date that is six (6) months after the date of such separation from service or the date of your death after such separation from service.
8.    Conflicts of Interest; Company Policies; Proprietary Information. While you are employed by the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company; provided, however, that the foregoing is not intended to restrict any time you may spend as a director on a board of directors on which you currently sit or that may be agreed upon in advance with the Board. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. You agree to execute the Company's standard form of confidentiality and proprietary information agreement and to be subject to and comply with applicable Company policies during your employment.
9.    Interpretation, Amendment and Enforcement. This letter agreement constitutes the complete agreement between you and the Company regarding the terms of your employment and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company regarding the terms of your employment. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and an authorized representative of the Board. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by New York law, excluding laws relating to conflicts or choice of law.
10.    Counterparts. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. If you have any questions, please do not hesitate to let me know.

Very truly yours,

XYLEM INC.

By: /s/ Markos I. Tambakeras
Markos I. Tambakeras
Chairman of the Board of Directors

I have read and accept this agreement:

/s/ Steven R. Loranger
Steven R. Loranger

Dated: September 8, 2013